Exhibit 6.7

                              Medical Voice Products, Inc.
                              4482 Ascot Circle North
                              Sarasota, FL. 34235

Medical Voice Products

June 22, 2001

Vox Corp
Attn: Steve Burges
9301 Wilshire Blvd Ste 201
Beverly Hills, CA 90210

Dear Steve:

This correspondence is to confirm that our two companies have reached an understanding that would allow Medical Voice Products to lease on an exclusive basis the Pacific Voice for Medicine software source code.

This understanding has been reached with the knowledge that Medical Voice Products would add in original Pacific Voice for Medicine software source code. The agreement to lease would also be limited to Medical Voice Products development for clinical practice use only.

Our understanding is that Vox Corp will be following up with a formal letter of intention that will more fully map out our agreements and fees for the licensing of Pacific Voice for Medicine software source code.

/s/ KATHERINE CONNERS Katherine Conners, Medical Voice Products	/s/ STEVE BURGES Steve Burges, Vox Corp

Please take a moment to look this accounting of our understanding and feel free to make any changes you see fit. We appreciate your time in assisting us in moving forward with our project.

Sincerely,

/s/ KATHERINE CONNERS Katherine Conners

Phone: 800-795-6256
Local: 941-360-8336
Fax: 941-360-8337